Exhibit 99.3

News Release

Cenveo Prices 11½% Senior Notes Due 2017 and 7% Senior
Exchangeable Notes Due 2017

STAMFORD, CT – (March 22, 2012) – Cenveo, Inc. (NYSE: CVO, “Cenveo” or the “Company”) announced today that its wholly-owned subsidiary, Cenveo Corporation, has priced its offering of $225 million aggregate principal amount of Senior Notes due 2017 (the “Senior Notes”).  The Senior Notes will have an interest rate of 11.5% per annum and will be issued at a price of 96.328% of their face value.  The Senior Notes offering is expected to close on March 28, 2012, subject to customary closing conditions.

Concurrently with the pricing of the Senior Notes, Cenveo announced that it has priced its offering of $75 million aggregate principal amount of Senior Exchangeable Notes due 2017 (the “Exchangeable Notes” and, together with the Senior Notes, the “Notes”).  The initial purchasers of the Exchangeable Notes will have a 30-day over-allotment option to purchase up to an additional $11.25 million aggregate principal amount of the Exchangeable Notes on the same terms and conditions.  The Exchangeable Notes offering is expected to close on March 28, 2012, subject to customary closing conditions.

The Exchangeable Notes will have an interest rate of 7.0% per annum.  The Exchangeable Notes will be exchangeable for shares of Cenveo’s common stock at an exchange rate of 241.5167 shares per $1,000 principal amount of Exchangeable Notes, which is equal to an exchange price of approximately $4.14 per share.  This represents a premium of 22.5% above the last reported sale price of Cenveo’s common stock on the NYSE on Thursday, March 22, 2012 (which was $3.38 per share).  The exchange rate and exchange price are subject to adjustment in certain specified circumstances.

Cenveo estimates that the net proceeds from the Notes offerings will be approximately $291.7 million after deducting discounts and estimated offering expenses.  The net proceeds of the Notes will be used to fund the cash tender offers for any and all of the Company’s 8⅜% senior subordinated notes due 2014 and 10½% senior unsecured notes due 2016, and to purchase up to $45 million aggregate principal amount of the Company’s 7⅞% senior subordinated notes due 2013 (the “7⅞% Notes”) in the tender offer and to purchase, refinance, repurchase, defease or redeem an additional $75 million of 7⅞% Notes, including through open market, negotiated purchases or otherwise, or to otherwise refinance, repurchase, defease or redeem such indebtedness, and to pay related fees and expenses.

The Notes and the shares of Cenveo common stock issuable upon exchange of the Exchangeable Notes have not been and, with respect to the Senior Notes, will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute, nor shall there be any sale of these securities in any state or jurisdiction in which, an offer, solicitation or sale would be unlawful.

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 8,400 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in its availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.